Exhibit 99.1

Electric City Corp. Reports First Quarter 2004 Results
A Quarter Focused on Signing Large VNPP Customers

ELK GROVE VILLAGE, IL, May 13, 2004 / PR Newswire/ — Electric City Corporation (AMEX: ELC), a leading developer, manufacturer and integrator of energy savings technologies, negative power systems and building automation systems, today announced its results for the three-month period ended March 31, 2004. The Company reported an operating loss of $997,406 on sales of $816,242 for the first quarter of 2004 as the Company focused its efforts on the launch of its 50 Megawatt Negative Power System in Chicago and new systems in Denver and Ontario. During the Quarter, Electric City focused much of its attention on the signing of agreements with national customers to participate in its national VNPP program.

For the first quarter of 2004, Electric City reported an operating loss of $997,406 on sales of $816,242 as compared to an operating loss of $987,078 on sales of $1,150,752 for the same period in 2003. The net loss available to common shareholders for the first quarter of 2004 was $4,521,749 or $0.13 per share as compared to $2,078,321 or $0.06 per share for the first quarter of 2003. The 2004 net loss available to common shareholders included $2.5 million of non-cash, deemed dividends or $0.07 per share, of which $1.8 million was related to the redemption and exchange transaction which the company closed in March 2004. The 2003 net loss available to common shareholders included non-cash deemed dividends of $238,000 or $0.01 per share.

“While we anticipated a relatively flat quarter, we clearly don’t believe that this quarter’s financial statements reflect the gains we made to our long-term enterprise value due to the successes achieved during the quarter,” commented John Mitola, Electric City’s CEO. “One of the most notable accomplishments of the quarter – our $11 million funding and stock redemption transaction – increased our non-cash loss, yet we believe it delivered real long-term value to the common stockholders. In addition, we reached agreements on two new utility VNPP systems during the quarter in Denver and Ontario, both of which won’t be reflected in the financial statements until later this year. In summary, during the first quarter we continued to build our backlog of utility projects and to stabilize the Company’s long-term capital structure. With the general economy facing inflationary fears and rising energy commodity prices and the energy industry facing an expected hot summer, we remain bullish on the remainder of 2004.”

In reviewing accomplishments for the first quarter of 2004, Electric City management outlined significant milestones achieved during the period:

•	Electric City was awarded a contract from Excel Energy to provide 2.1 megawatts of energy reduction in the Denver area representing its second VNPP system;

•	The Company signed a VNPP co-development agreement with Enersource Corporation to build an initial system in Ontario to demonstrate the capabilities of the VNPP system and to work towards the development of a much larger system over time. A future VNPP system in the Ontario marketplace can support approximately 300 Megawatts of load reduction;

•	The Company closed on a private placement transaction of its common stock raising $11 million. It then used $7 million of the proceeds to effectuate a redemption and exchange offer for its existing preferred stock. As a result of these transactions the Company increased its cash balances by approximately $3.3 million, simplified its capital structure, reduced the shares outstanding (on an as converted basis), reduced the dividend rate on its preferred stock, eliminated the requirement to pay the preferred dividends in cash and reduced the dilutive effect of paying the preferred dividends in additional shares of preferred stock. The net result of the transaction was to strengthen the balance sheet while reducing the shares outstanding; and

•	It advanced the ComEd VNPP by signing up additional host customers during the quarter and continuing to ship and install equipment.

“We continued to expand the deployment of equipment under the ComEd VNPP program during the quarter. In addition we are continuing to sign up important national customers to participate in the program in Chicago and beyond,” added Jeff Mistarz, CFO of Electric City Corp. “We plan to begin to recognize revenue from the 50 Megawatt ComEd program in the second quarter of the year, and we expect the Xcel and Enersource programs to begin to contribute to our overall results starting in the third quarter.”

“While we experience relatively flat financial results as we transition from commercial sales to utility/VNPP sales, on the operations side we are fully engaged in promoting and implementing the VNPP system,” added John Mitola. “Most importantly the VNPP system continues to garner a lot of interest throughout the electric utility industry and we remain convinced that the development of negative power systems will be the scaleable growth engine for the Company. As we have pointed out before, we have VNPP contracts in hand that potentially represent sales of more EnergySavers than the Company has sold in its seven year history. Our current plan and primary challenge is to execute on these contracts to realize their full potential in remainder of 2004 and beyond.”

A full analysis of the three month results are available in the Company’s 10-Q, which is available on the Company’s website at www.elccorp.com or on Edgar.

About Electric City Corp.

Electric City is a leading developer, manufacturer and integrator of energy savings technologies and building automation systems. The Company currently markets the EnergySaver™ and the GlobalCommander® energy conservation technologies, as well as its independent development of scalable, negative power systems under the trade name, Virtual “Negawatt” Power Plant “VNPP”®. The Company recently announced its first VNPP development – a 50 Megawatt, negative power system for Commonwealth Edison in northern Illinois. Electric City is based in Elk Grove Village, Illinois and is traded on The American Stock Exchange under the symbol ELC. Additional information is available at the Company’s website at www.elccorp.com or by calling 847-437-1666.

Investor Relations Contact: Glen Akselrod, The Stockpage, Telephone 800-797-5683, e-mail gakslerod@thestockpage.com

FORWARD LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Electric City’s current expectations about its future results, performance, prospects and opportunities. Electric City has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Electric City and are subject to a number of risks, uncertainties and other factors that could cause Electric City’s actual results, performance, prospects or opportunities in the remainder of 2004 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include those related to the Company’s timing of large scalable customer projects like the Chicago Public Schools, execution of its 50 MW VNPP project with Commonwealth Edison and the programs with Xcel Energy and Enersource mentioned above. Other risks are referenced in Electric City’s current Annual Report on form 10-KSB or as may be described from time to time in Electric City’s subsequent SEC filings; and such factors as incorporated by reference.